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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-12

KENNETH COLE PRODUCTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kenneth Cole
New York

Kenneth Cole Productions, Inc.
603 West 50th Street
New York, NY 10019

April 16, 2007

To our Shareholders:

On behalf of the Board of Directors and management of Kenneth Cole Productions, Inc., I cordially invite you to the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2007 at 10:00 A.M. at the Company’s administrative offices, 400 Plaza Drive, Secaucus, New Jersey 07094.

At the Annual Meeting, shareholders will be asked to elect five directors, approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares and approve the selection of the Company’s independent registered public accounting firm. These matters are fully described in the accompanying notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. I am gratified by our shareholders’ continued interest in Kenneth Cole Productions, Inc. and urge you to complete, sign and date the enclosed proxy card and return it promptly.

Sincerely,

/s/ Kenneth D. Cole

Kenneth D. Cole
Chairman of the Board of Directors,
and Chief Executive Officer

TABLE OF CONTENTS
Page

Notice of Annual Meeting of Shareholders	4

Proxy Statement for Annual Meeting of Shareholders	5

Proposal One: Election of Directors	7
Nominees for Director	7

Named Executive Officers	8

Board of Directors and Board Committees	8

Director Nomination Process	9

Shareholder Communications to Directors	9

Director Attendance at Annual Meeting of Shareholders	10

Director Presiding at Executive Sessions	10

Other Corporate Governance Policies	10

Director Nominee and Officer Stock Ownership	11

Person Owning More Than 5% of Common Stock	11

Section 16(a) Beneficial Ownership Reporting Compliance	11

Compensation Discussion and Analysis	12

Compensation Committee Report	14

Equity Compensation Plan Information	15

Summary Compensation Table	16

Grants of Plan-Based Awards	17

Outstanding Equity Awards	18

Option Exercises and Stock Vested	19

Nonqualified Deferred Compensation	19

Director Compensation	20

Report of the Audit Committee	21

Proposal Two: Amendment to the Company’s Certificate Of Incorporation To Increase The Number Of Authorized Shares Of Class A Common Stock By 20 Million Shares	22

Proposal Three: Selection of Auditors	23

Shareholder Proposals for the 2008 Annual Meeting	24

Forward-Looking Statements	24

Other Matters	24

KENNETH COLE PRODUCTIONS, INC.
603 West 50th Street
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Kenneth Cole Productions, Inc. (the “Company”), a New York corporation, will be held on Wednesday, May 16, 2007 at 10:00 A.M. at the Company’s principal administrative offices, 400 Plaza Drive, Secaucus, NJ 07094 for the following purposes, or as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect five directors to serve for a term of one year;

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares;

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company to serve for the 2007 fiscal year; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment, postponement or rescheduling thereof in connection with the foregoing or otherwise.

Shareholders of record at the close of business on April 5, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereafter. It is important that your shares be represented at the meeting.

To assure your representation at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy card, which is solicited by the Company’s Board of Directors, and to mail it promptly in the envelope provided. Any shareholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy card.

We encourage you to read the attached Proxy Statement carefully. In addition, you may obtain information about Kenneth Cole Productions, Inc. from the Annual Report to Shareholders for the year ended December 31, 2006 included with this notice and from documents that we have filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

/s/ Michael F. Colosi
New York, New York	Michael F. Colosi
April 16, 2007	Secretary

IMPORTANT A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

KENNETH COLE PRODUCTIONS, INC.
603 West 50th Street
New York, NY 10019

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 16, 2007

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Kenneth Cole Productions, Inc., a New York corporation (“KCP” or the “Company”), of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Company’s principal administrative offices, located at 400 Plaza Drive, Secaucus, NJ 07094, on Wednesday, May 16, 2007 at 10:00 A.M. and at any adjournment, postponement or rescheduling thereof. The approximate date on which this Proxy Statement, the foregoing notice and the enclosed proxy card were first mailed or given to shareholders was on or about April 16, 2007.

General Information about the meeting

Who may vote

Each shareholder of record at the close of business on April 5, 2007 will be entitled to vote.

On April 5, 2007, the Company had outstanding 12,139,090 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) and 8,010,497 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). All of the issued and outstanding shares of Class B Common Stock are owned directly or indirectly by Kenneth D. Cole, Chairman of the Board and Chief Executive Officer of the Company.

Except as otherwise provided in the Company's Restated Certificate of Incorporation or By-laws, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be voted upon at the Annual Meeting and any adjournment, postponement or rescheduling thereof, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock, and each record holder of Class B Common Stock entitled to ten votes per share of Class B Common Stock. The Company's Restated Certificate of Incorporation provides that the holders of the Class A Common Stock vote separately as a class to elect 25% (not less than two directors) of the Company's Board of Directors.

Voting your proxy

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. See “Counting the votes” and “Vote required” below for further information.

Votes needed to hold the meeting

In accordance with New York law and the Company’s By-laws, the Annual Meeting will be held if a majority of Kenneth Cole Productions, Inc.’s outstanding shares entitled to vote is present or represented by proxy at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Annual Meeting (an “abstention”), if you:

-are present and vote in person at the Annual Meeting; or
-have properly submitted a proxy card.

In addition, shares that are present or represented by proxy at the Annual Meeting will be counted for purposes of determining if there is a quorum regardless of whether a broker with authority fails to exercise its authority to vote on some or all of the proposals at the Annual Meeting (a “broker non-vote”).

Counting the votes

In the election of Directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will not be included in the tabulation of the votes cast on any of the proposals at the Annual Meeting.

Vote required

In the election of Directors, the affirmative vote of a plurality of the shares voting, in person or by proxy, at the Annual Meeting is required to elect each nominee director. All other proposals require the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting.

Matters to be voted on at the Annual Meeting

There are three proposals that will be presented for your consideration at the meeting:

•	Election of the Board of Directors
•	Approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares
•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

Our voting recommendations

Our Board of Directors recommends that you vote:

•	“FOR” each of management’s nominees to the Board of Directors
•	“FOR” the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares
•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

Cost of this proxy solicitation

The Company has hired Georgeson, Inc. to assist in the distribution of proxy materials to brokers, bank nominees and other institutions for a fee not to exceed $1,500, plus reasonable out-of-pocket expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners, such as banks and trustees, of shares for their reasonable expenses in forwarding the voting materials to their customers who are beneficial owners of shares of Class A Common Stock and obtaining their voting instructions.

Attending the Annual Meeting

You may vote shares held directly in your name in person at the Annual Meeting. If you choose to attend the Annual Meeting, please bring the enclosed proxy card or proof of identification for entrance to the Annual Meeting. If you want to vote shares that you hold in street name at the Annual Meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing your vote

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting your proxy” above for further instructions.

Voting results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Delivery of voting materials

To reduce the expenses of delivering duplicate voting materials to our shareholders who may have more than one Kenneth Cole Productions, Inc. stock account, we are taking advantage of rules that permit us to deliver only one set of voting materials, meaning the Proxy Statement, proxy card and the 2006 annual report to shareholders, to shareholders who share an address unless otherwise requested.

How to obtain a separate set of voting materials

If you share an address with another shareholder and have received only one set of voting materials, you may write, e-mail or call us using the contact information set forth below to request a separate copy of these materials at no cost to you. The Company undertakes to deliver promptly to you, upon your request, a separate copy of these materials. For future annual meetings, you may request separate voting materials, or request that the Company send only one set of voting materials to you if you are receiving multiple copies, by e-mailing the Company at investrelations@kennethcole.com or writing us at Kenneth Cole Productions, Inc., 400 Plaza Drive, Secaucus, NJ 07094, Attn: Investor Relations or calling us at (201) 864-8080 extension 28451.

PROPOSAL ONE: ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting to serve for a term of one year and until their respective successors have been elected and shall qualify. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote in their discretion for a nominee, if any, that may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

Nominees for Director

The Board of Directors has nominated five directors to be elected to the Board of Directors at the Annual Meeting: Kenneth D. Cole, Martin E. Franklin, Robert C. Grayson, Denis F. Kelly, and Philip R. Peller.

Robert C. Grayson and Denis F. Kelly are the nominees for director for election by the holders of the Class A Common Stock. The other nominees for director will be elected by the vote of the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. All nominees are currently directors. Each nominee has agreed to be named in this Proxy Statement and to serve as a director if elected.

Certain information concerning the nominees is set forth below:

Name	Age	Principal Occupation	Year Became a Director

Kenneth D. Cole	53	Chairman of the Board and Chief Executive Officer	1982
Martin E. Franklin	43	Chairman and Chief Executive Officer of Jarden Corporation	2005
Robert C. Grayson	62	President, Robert C. Grayson & Associates, Inc. and Vice Chairman, Berglass-Grayson	1996
Denis F. Kelly	57	Managing Partner, Scura, Rise & Partners, Inc.	1994
Philip R. Peller	67	Independent Business Consultant; Retired Partner, Arthur Andersen LLP	2005

Kenneth D. Cole has served as the Company’s Chief Executive Officer and Chairman of the Board since its inception in 1982 and was also President until February 2002. Mr. Cole was a founder, and from 1976 through 1982, a senior executive of El Greco, Inc., a shoe manufacturing and design company which manufactured Candies women's shoes. Mr. Cole is the Chairman of the Board of Directors of the American Foundation for AIDS Research (''AmFAR''). In addition, he is on the Board of Trustees of the Sundance Institute and the Council of Fashion Designers of America. Mr. Cole is also a Director and President of nearly all of the wholly-owned subsidiaries of the Company.

Martin E. Franklin has served as the Chairman and Chief Executive Officer of Jarden Corporation since September 2001. He also serves as the Chairman of Freedom Acquisition Holdings, Inc. since December 2006. Prior to this, Mr. Franklin served as Executive Chairman of Bolle Inc. from July 1997 to February 2000. He also held the position of Chairman and CEO of Lumen Technologies, Inc. from May 1996 to December 1998, and its predecessor, Benson Eyecare Corporation, from October 1992 to May 1996. Mr. Franklin is currently a member of the Board of Directors of the Jewish Theological Seminary of America and One Family Fund, and various other charitable organizations.

Robert C. Grayson is a partner in Berglass-Grayson, a management consulting and executive search firm. From 1992 to 1996, Mr. Grayson served initially as an outside consultant to Tommy Hilfiger Corp., a wholesaler and retailer of men’s sportswear and boyswear, and later accepted titles of Chairman of Tommy Hilfiger Retail, Inc. and Vice Chairman of Tommy Hilfiger Corp. From 1970 to 1992, Mr. Grayson served in various capacities for Limited Inc., including President and CEO of Lerner New York from 1985 to 1992, and President and CEO of Limited Stores from 1982 to 1985. He also serves as a director of Ann Taylor Corporation, Lillian August Inc., Urban Brands, and Know Fat.

Denis F. Kelly is a Managing Partner of Scura, Rise & Partners, LLC as well as Chairman of Ashburn Hill Corp, a manufacturer of fire resistant (FR) garments. From July 1993 to December 2000, Mr. Kelly was the head of the Mergers and Acquisitions Department at Prudential Securities Incorporated. From 1991 to 1993, Mr. Kelly was President of Denbrook Capital Corp., a merchant-banking firm. Mr. Kelly was at Merrill Lynch from 1980 to 1991, where he served as Managing Director, Mergers & Acquisitions from 1984 to 1986, and then as a Managing Director, Merchant Banking, from 1986 to 1991. Mr. Kelly is a director of MSC Industrial Direct, Inc.

Philip R. Peller was employed by Arthur Andersen LLP for 39 years. Prior to his retirement from Arthur Andersen in 1999, he served as Managing Partner of Practice Protection and Partner Matters for Andersen Worldwide SC, the coordinating entity for the activities of Arthur Andersen and Andersen Consulting, from 1996 to 1999. Prior to that appointment, Mr. Peller served as the Managing Director - Quality, Risk Management and Professional Competence for the worldwide audit practice. Mr. Peller joined Arthur Andersen in 1960 and was promoted to Audit Partner in 1970. Mr. Peller is a Certified Public Accountant. Mr. Peller is currently a member of the Board of Directors and Chair of the Audit Committee of MSC Industrial Direct Co., Inc. and of a privately-owned insurance company and serves as a consultant to other companies.

There are no family relationships among any directors or executive officers of the Company.

The Board of Directors recommends a vote “FOR” all nominees.

Named Executive Officers

Kenneth D. Cole, the Company’s Principal Executive Officer, David P. Edelman, the Company’s Principal Financial Officer, and the Company’s three other most highly compensated executive officers, Michael DeVirgilio, Harry Kubetz, and Richard S. Olicker are considered the named executive officers of the Company as of the 2006 fiscal year-end.

David P. Edelman was appointed as the Chief Financial Officer in July 2004. He joined the Company in January 1995 and served as the Company’s Senior Vice President of Finance since April 2000. Before joining the Company, Mr. Edelman was Chief Financial Officer of a women’s suit wholesaler, and he was employed 10 years as a CPA with Ernst & Young in various specialty groups including E&Y’s National Consulting Office and its Retail and Apparel Audit Group. Mr. Edelman serves on the Board of Directors of the American Apparel and Footwear Association. Mr. Edelman is also a Director of many of the Company’s wholly-owned subsidiaries.

Michael DeVirgilio has served as Executive Vice President of Business Development since January 2006. Mr. DeVirgilio previously served as Senior Vice President of Licensing from May 2005.  Prior to that, he served as Corporate Vice President of Licensing and Design Services from March 2002 to May 2005. From 1999 to 2001, Mr. DeVirgilio served as Divisional Vice President of Licensing. Mr. DeVirgilio joined the Company as Director of Licensing in 1997. Prior to joining the Company, Mr. DeVirgilio was Director of Merchandising for the Joseph & Feiss Company (a Division of Hugo Boss, USA).

Harry Kubetz has served as Senior Vice President of Operations since joining the Company in April 1996. Mr. Kubetz was President of “No Fear” Footwear, Inc. from 1994 until 1996. From 1992 until 1994, Mr. Kubetz was Executive Vice President of Asco General Supplies, a wholly owned subsidiary of Pentland, PLC.

Richard S. Olicker joined the Company as President of the Wholesale Division and Executive Vice President of the Corporation in January 2006. Mr. Olicker was previously employed by Steven Madden, Ltd. where he held the position of President since 2001.   Prior to this, Mr. Olicker co-founded Aerogroup International, Inc. (Aerosoles), the footwear import and marketing firm, and previously also served as General Counsel and Licensing Business Director at El Greco Inc. - Candie’s.

Board of Directors and Board Committees

The Board of Directors (the “Board”) met seven times in 2006. The standing committees of the Board include the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee. Because more than 50% of the voting power of the Company is controlled by Mr. Cole, the Company is a "controlled company" under the New York Stock Exchange ("NYSE") listing standards.  Accordingly, the Company is exempt from the provisions of the NYSE listing standards requiring: (i) a board consisting of a majority of directors who have been determined to be "independent" under the criteria set forth in the NYSE listing standards; (ii) a nominating committee composed entirely of such independent directors; and (iii) a compensation committee composed entirely of such independent directors. However, notwithstanding this exemption, the Company has decided to follow these provisions, as described more fully below, and has a Board consisting entirely of independent directors as defined by the NYSE, with the exception of Mr. Cole, and Audit, Compensation and Corporate Governance/Nominating Committees composed entirely of independent directors.

As required by applicable NYSE listing standards, the Board has adopted charters for the Audit, Compensation and Corporate Governance/Nominating Committees. These charters are available on the Company’s website at www.kennethcole.com.

Audit Committee. The Audit Committee, currently composed of Mr. Peller (Chairman), Mr. Kelly, and Mr. Grayson, met five times during 2006. In addition, the Chairman of the Audit Committee participated in additional conference calls to review earnings press releases and the Company’s filings on Form 10-Q and Form 10-K with members of management and the independent auditors during 2006. The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation’s compliance with ethical policies contained in the Corporation’s Code of Conduct, and legal and regulatory requirements; (3) the independence, qualification and performance of the independent registered public accounting firm; and (4) the performance of the internal auditors. The Audit Committee also selects, subject to shareholder approval, and engages the independent registered public accounting firm to audit the financial statements of the Corporation and Management’s assessment of internal controls over financial reporting, reviews the scope of the audits, and reviews and approves internal audit programs of the Corporation. The Committee also pre-approves all audit and non-audit services provided by the independent registered public accounting firm. See “Audit Committee Report” for further information. Each Audit Committee member is an independent director and satisfies the financial literacy requirements of the NYSE. The Board has determined that Mr. Peller satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission and that he is independent, as defined in the NYSE Listing Standards.

Compensation Committee. The Compensation Committee is comprised of the following: Mr. Grayson (Chairman) and Mr. Franklin and is responsible for providing assistance to the Board of Directors in ensuring that the Company’s officers, key executives, and board members are compensated in accordance with the Company’s total compensation objectives and executive compensation policies and strategies. In fulfilling its duties, the Compensation Committee, among other things, will

•	define and establish policies governing the total compensation of the Company’s executive officers;
•
review and recommend the compensation of the Company’s Chief Executive Officer, named executive officers and other key executives, including base salary level, bonus plan goals, long-term incentive opportunity levels, executive perquisites, employment agreements, and benefits;

•	evaluate annually the Company’s Chief Executive Officer an other key executives’ compensation levels;
•	oversee the administration of the Company’s equity-based incentive plans; and
•	submit a compensation committee report to the Company’s Board of Directors to be included in the Annual Proxy Statement.

During 2006, the Compensation Committee met two times.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is comprised of the following:  Mr. Kelly (Chairman) and Mr. Peller.  The Corporate Governance/Nominating Committee assists the full Board of Directors in fulfilling its responsibilities to assure that the Company is governed in a manner consistent with the interests of the shareholders of the Company and acts in conjunction with the Company’s internal Business Standards Committee in fulfilling these responsibilities. The Corporate Governance/Nominating Committee advises the Board with respect to: (a) Board organization, membership and function; (b) committee structure, membership and operations (including any committee authority to delegate to subcommittees); (c) succession planning for the executive officers of the Company; (d) the Company's Employee Code of Conduct, factory compliance, labor compliance, and other governance and compliance programs and policies and any modifications to such programs and policies; and (e) other matters relating to corporate governance and the rights and interests of the Company's shareholders. During 2006, the Corporate Governance/Nominating Committee met two times.

Director Nomination Process

The Board, as assisted by its Corporate Governance/Nominating Committee, determines the nominees for director in accordance with the NYSE listing standards. The criteria used by the Board and the Corporate Governance/Nominating Committee are set forth in the Corporate Governance/Nominating Committee Charter. The Board will evaluate candidates recommended by shareholders in the same manner as candidates identified by the Board.  A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth under "Shareholder Proposals for the 2008 Annual Meeting."

Shareholder Communications to Directors

The Board of Directors has established a process by which interested parties may communicate with the presiding director or the non-management directors as a group. If an interested party wishes to communicate with one or more members of the Kenneth Cole Productions, Inc. Board of Directors, the following options may be used:

E-Mail the Presiding Director: PresidingDirector@kennethcole.com

Or

Write to the Board of Directors:

Name of Board Member(s)
C/O Kenneth Cole Productions, Inc. Secretary
Kenneth Cole Productions, Inc.
603 West 50th Street
New York, NY 10019

Concerns and communications will be referred by the Secretary of Kenneth Cole Productions, Inc. to the entire Board or the designated Board member. Any complaint or concern can be reported anonymously or confidentially.

Director Attendance at Annual Meeting of Shareholders

It has been the longstanding practice of the Company for all directors to attend the Annual Meeting of Shareholders, if available. All directors who were elected to the Board at the last Annual Meeting were in attendance at the 2006 Annual Meeting of Shareholders.

Director Presiding at Executive Sessions

The Board of Directors schedules executive sessions without any management members present in conjunction with each regularly scheduled Board meeting. In the executive sessions, the non-management Directors meet with the Company’s Senior Director of Internal Audit and Independent Registered Public Accounting Firm. Mr. Philip R. Peller, Chairman of the Audit Committee, presides at these executive sessions of non-management directors.

Other Corporate Governance Policies

Corporate Governance Policies. The Board has adopted Corporate Governance Policies to comply with the NYSE listing standards. These policies guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director access to management, Board access to outside financial, business and legal advisors, and management development. These policies are available on the Company’s website at www.kennethcole.com. Shareholders may also contact Investor Relations, 400 Plaza Drive, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy of the policies without charge.

Committee Authority to Retain Independent Advisors. Each of the Audit and Compensation Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Code of Conduct. The Company has a Code of Conduct (the “Code”) that applies to all the Company’s directors, executive officers, and employees. The Code is available on the Company’s website at www.kennethcole.com. Shareholders may also contact Investor Relations, 400 Plaza Drive, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy of the Code without charge.

Whistleblower Procedures. The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. These procedures are available on the Company’s website at www.kennethcole.com.

No Executive Loans. The Company does not extend loans to executive officers or directors and has no such loans outstanding.

Transactions with Related Parties

The Company’s policies and procedures with regard to transactions with related parties, including the review or approval of any such transaction and the responsibilities for application are set forth in the Company’s Code of Conduct discussed above. Except as stated below, there were no transactions during 2006 in which the Company was a participant and the amount involved exceeded $120,000 and in which any related person had a direct or indirect material interest.

During 2006, the Company entered into an arm’s-length transaction with a company in connection with the hire and use of aircraft partially owned by Kenneth D. Cole, in which the Company made payments of approximately $472,000.

The Company has an exclusive license agreement with Iconix Brand Group, Inc., formerly Candies, Inc., and its trademark holding company, IP Holdings, LLC (“Iconix”), to use the Bongo trademark in connection with worldwide manufacture, sale and distribution of women’s, men’s and children’s footwear. The Chief Executive Officer and Chairman of Iconix is Mr. Cole’s brother. The initial term of the agreement is through December 31, 2007, with options to renew through December 31, 2016 based upon the Company reaching certain sales thresholds. Management believes that the license agreement with Iconix was entered into at arm’s-length. During these periods, the Company is obligated to pay Iconix a percentage of net sales based upon the terms of the agreement. The Company recorded approximately $1,400,000 in aggregate royalty and advertising expense with respect to Iconix for the year ended December 31, 2006.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

The following table sets forth certain information as of April 5, 2007 with respect to the beneficial ownership of the Class A Common Stock and Class B Common Stock, by (i) each director and nominee for director of the Company who owns shares of any class of the Company’s voting securities, (ii) the Company’s named executive officers and (iii) all directors and executive officers of the Company, as a group. Except as otherwise indicated, each person listed has sole voting power with respect to the shares beneficially owned by such person.

	Class A Common Stock			Class B Common Stock
Name of Beneficial Owner	Number of Shares	Percent		Number of Shares	Percent
Kenneth D. Cole (1)	9,428,290	46.8%	(2)	8,010,497	100.0%
David P. Edelman (1)	44,200	*	(3)
Michael DeVirgilio (1)	5,250	*	(4)
Richard S. Olicker (1)	5,000	*	(5)
Harry Kubetz (1)	65,054	*	(6)
Denis F. Kelly	71,716	*	(7)
Robert C. Grayson	70,000	*	(8)
Philip R. Peller (1)	8,517	*	(9)
Martin E. Franklin	4,583	*	(10)
All directors and executive officers as a group (16 persons)+	9,746,443	48.4%		8,010,497	100.0%
_________
* Less than 1.0%
+ Consists of the Board of Directors and all executive officers of the Company including named executive officers.

(1)	The beneficial owner’s address is c/o Kenneth Cole Productions, Inc., 603 West 50th Street, New York, NY 10019.
(2)
Includes (a) 6,150,257 shares which Mr. Cole has the right to acquire within 60 days upon the conversion of 6,150,257 shares of Class B Common Stock, (b) 120,000 shares of Class B Common Stock held by the Kenneth Cole Foundation of which Mr. Cole is a co-trustee with his wife, which can be converted in Class A shares, (c) 187,500 shares of Class B Common Stock held by KMC Partners L.P. of which Mr. Cole is the living partner with 95% ownership, which can be converted in Class A shares, (d) 604,190 shares of Class B Common Stock held in the 2004 Kenneth D. Cole Grantor Remainder Annuity Trust (e) 790,450 shares of Class B Common Stock held in the 2005 Kenneth D. Cole Family Grantor Remainder Annuity Trust (f) 158,100 shares of Class B Common Stock held in the 2005 Kenneth D. Cole Grantor Remainder Annuity Trust (g) 150,000 shares of Class A Common Stock held by the Kenneth Cole 1994 Charitable Remainder Trust, of which Mr. Cole is the sole trustee, (h) 13,000 shares of Class A Common Stock held by the Kenneth Cole Foundation (i) 117,293 shares of Class A Common Stock held by Mr. Cole and (j) 1,100,000 shares which Mr. Cole has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan and the 2004 Stock Incentive Plan and (k) 37,500 of restricted shares that will vest within 60 days under the 2004 Stock Incentive Plan.

(3)
Includes 38,500 stock options with the right to acquire within 60 days upon exercise and 3,250 restricted shares that will vest within 60 days under the 1994 Stock Option Plan and 2004 Stock Incentive Plan, respectively.

(4)	Includes 5,250 restricted shares that will vest within 60 days under the 2004 Stock Incentive Plan.
(5)	Includes 5,000 restricted shares that will vest within 60 days under the 2004 Stock Incentive Plan.
(6)
Includes 55,500 stock options with the right to acquire within 60 days upon exercise and 3,500 restricted shares that will vest within 60 days under the 1994 Stock Option Plan and 2004 Stock Incentive Plan, respectively.

(7)
Includes 55,000 stock options which Mr. Kelly has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan and the 2004 Stock Incentive Plan. Mr. Kelly’s address is c/o Scura, Rise & Partners LLC, 1211 Avenue of the Americas, 27th Floor, New York, NY 10036.

(8)
Includes 55,000 stock options which Mr. Grayson has the right to acquire within 60 days upon the exercise of options granted to him under the Company’s 1994 Stock Option Plan and the 2004 Stock Incentive Plan. Mr. Grayson’s address is c/o Berglass Grayson, 399 Park Avenue, 39th Floor, New York, NY 10022.

(9)	Includes 7,500 stock options which Mr. Peller has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 2004 Stock Incentive Plan.
(10)
Includes 4,583 stock options which Mr. Franklin has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 2004 Stock Incentive Plan. Mr. Franklin’s address is c/o Jarden Corporation, 555 Theordore Fremd Avenue, Suite B302, Rye, NY 10580.

PERSONS OWNING MORE THAN 5% OF COMMON STOCK

The following table sets forth certain information as of April 5, 2007 with respect to the beneficial ownership of the Class A Common Stock, by each beneficial holder of more than five percent of any class of the Company’s voting securities. Except as otherwise indicated, each person listed has sole voting power with respect to the shares beneficially owned by such person.

	Class A Common Stock
Name of Beneficial Owner	Number of Shares	Percent
Fidelity Management & Research	1,211,100	6.0%	(1)

(1)	As reported on Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”) and on written representations from its executive officers, directors and persons who beneficially own more than 10% of the Class A Common Stock, the Company believes that all filing requirements of Section 16(a) of the Act were complied with during the year ended December 31, 2006.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis discusses the Company’s compensation objectives and policies with respect to its senior executive officers, including the named executive officers. The Compensation Committee is responsible for approval and administrative oversight of the compensation and certain benefit programs, including short-term and long-term incentive performance-based incentive programs for the named executive officers, as well as all other senior executives. In making such compensation decisions, the Committee considers recommendations from our Chief Executive Officer with respect to compensation of the other named executive officers. The Committee, from time to time, hires outside compensation consultants to provide relevant market data and alternatives to consider and assist it in making compensation decisions for the Company’s named executive officers.

The Company’s executive compensation program is designed to:

•	motivate the Company’s named executive officers to help the Company accomplish certain long and short-term strategic and financial objectives;

•	align the Company’s named executive officers’ interest with those of the Company’s shareholders;

•	reward the Company’s named executive officers for improvement in the Company’s fully diluted earnings per share;

•	favor performance-based pay as an increasing portion of total compensation as the level of executive becomes more senior and;

•	attract and retain highly-qualified executive officers as the Company competes for talented executives in a highly competitive marketplace.

The Company’s executive compensation program is designed to balance fixed-base salaries with compensation that is performance-based and to reward annual performance while maintaining a focus on longer-term objectives. The Company strives to provide compensation incentives commensurate with individual management responsibilities and to reward past and future contributions to corporate objectives. The mix of compensation elements varies based on the named executive officer’s position and responsibilities.

Elements of Compensation

The Company’s executive compensation program consists of two main types of compensation: (1) annual compensation and (2) long-term compensation. Annual compensation includes base salary and annual bonus. Annual bonuses are based upon the degree to which specific financial objectives are accomplished. Long-term compensation primarily includes stock options and restricted stock. The Compensation Committee annually establishes equity award guidelines for each senior executive as the basis for making individual option and restricted stock awards. The size of each award reflects the recipient’s position, past performance and anticipated level of future contribution.

Base Salary: Base salaries provide a base level of compensation for services rendered during the year. The Company’s Compensation Committee determines the level of the named executive officers’ salaries by considering the responsibilities associated with their positions, the skills and experience required for the job, their individual performance, business performance, and labor market conditions, among others. Salary increases are considered annually and are based on both financial and non-financial results achieved by the Company and the executive during the preceding fiscal year. Actual decisions to adjust salaries on an annual or other basis are contingent on market conditions, business and individual employee performance and based on reasoned subjective determinations by the Compensation Committee.

Bonus: The Company maintains an Annual Bonus Plan to provide for performance-based compensation, as set by the Compensation Committee annually under the Kenneth Cole Productions, Inc. 2004 Bonus Plan as approved by the Company’s shareholders. The annual bonus, referred to as non-equity incentive plan compensation within the Summary Compensation Table, is designed to encourage the achievement of corporate and individual goals and reward the Company’s named executive officers when these goals have been achieved. The annual bonus for each named executive officer is based upon the achievement of objective Company performance goals, set at the beginning of each fiscal year, such as earnings per share, net income/operating profit, net revenues, return on investment, operating cash flow or a combination thereof. Annual bonuses are expressed as a percentage of salary and are paid to the executive at specified levels of performance by the Company. The primary measure of corporate performance in 2006 was earnings per share, adjusted for the adoption of new accounting pronouncements and for one-time tax benefits. Annual performance objectives for 2006 were in line with the Company’s long-term goals and considered the current brand elevation strategic initiative. During 2006, the named executive officers, other than the Mr. Cole, were targeted to receive 40% to 50% of their annual base salaries, while Mr. Cole was targeted to receive 200% of his base salary. The maximum bonus amount that the named executive officers have an opportunity to achieve is an additional 40% to 50% of their base salary, with the exception of Mr. Cole, whose maximum bonus amount is an additional opportunity of 200% of his base salary. Based upon diluted earnings per share in 2006, each named executive officer was awarded half of their target bonus or one-quarter of their maximum bonus by the Compensation Committee, which is included in the “Grants of Plan-Based Awards Table” under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards -Threshold” caption. The Compensation Committee did not award any additional bonuses for 2006.

In addition to annual performance-based bonuses based on corporate and/or divisional performance under the Annual Bonus Plan, the Company may pay annual bonuses to employees based on individual performance goals from time to time. Bonuses based on individual performance are paid on a discretionary basis based on achievement of pre-established goals, which may include executing strategies to support the Company’s vision, developing people, supporting social responsibility and driving operational excellence. No discretionary bonus payments were made in 2006.

Equity-based Incentive Plan: The Company maintains a 2004 Stock Incentive Plan to provide for equity-based compensation. Awards under this plan are designed to:

•	align the financial interests of the Company’s named executive officers with those of the Company’s shareholders;
•	reward the Company’s named executive officers for building shareholder value; and
•	encourage the named executive officers to remain in our employ over the long term.

The Compensation Committee believes that stock ownership by management is beneficial to all shareholders and as such, over the years, since the Company became public, it has granted stock options and restricted stock to its named executive officers and other key employees. The Compensation Committee administers all aspects of these plans and determines the amount of and terms applicable to any award under this plan.

In determining the number of shares of restricted stock and/or the number of options to be awarded to the Company’s named executive officers in 2006, the Compensation Committee took into consideration each executive’s level of responsibility, leadership abilities, corporate collaboration, development of Company culture, brand contribution and commitment to the Company’s success. The Compensation Committee also considers the recommendations of Mr. Cole (except for awards to Mr. Cole), the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, both the number of shares granted to any named executive officer, as well as the proportion of these shares relative to the total number of shares granted, increase in some proportion to increases in each executive’s responsibilities. Accordingly, Mr. Cole receives a greater amount of stock options and restricted stock than the other named executive officers.

Stock Option Awards:   In the past, the Company granted stock options as part of its equity compensation program. Stock options were intended to tie the interests of the named executive officers with those of the Company’s shareholders by providing for financial gain based on the appreciation of the Company’s stock price. The exercise price of stock options was set at the fair market value of the Company’s stock on grant date to ensure that the named executive officers were rewarded only to the extent that the Company’s stock price appreciated following the grant date of the options. Stock options typically vest three to five years from date of grant. This vesting schedule is intended to reward the named executive officers for performance over multiple years and to encourage such individuals to remain in the Company’s employ during the vesting period. The Company has not awarded any stock options to the named executive officers since 2004.

Restricted Stock: Beginning in 2005, the Compensation Committee decided to grant shares of restricted stock under the Company’s stock incentive plan. These shares are subject to certain restrictions and generally lapse over a period of three to four years from the date of grant. This vesting schedule encourages retention and long-term investment in the Company by participating executives. The Company believes that modest annual grants of restricted stock have some advantages as an equity compensation vehicle and over grants of stock options. This is because shares of restricted stock have an intrinsic value when granted (as opposed to options) and in the Company’s view present at least three advantages over option awards. First, the intrinsic value awarded presents to the Company’s named executive officers a more tangible downside risk to declines in shareholder value, more closely aligning the named executive officer’s financial interests with those of the Company’s other shareholders. Second, because of the built-in value, restricted stock awards retain their motivational characteristics during periods of downturn in the Company’s stock value more than options, which may be perceived as having lost all value. Finally, because it takes fewer shares of restricted stock than shares underlying options to deliver the same value, the Company can minimize shareholder dilution.

Executive Deferred Compensation Programs: The Company maintains two non-qualified Executive Deferred Compensation Programs: one program with Mr. Cole as the sole participant, and a separate program for the Company’s named executive officers and certain U.S.-based eligible employees. Pursuant to the Mr. Cole’s Executive Deferred Compensation Program, he may elect to defer up to 100% of earnings from his annual base salary and annual bonus. His investment choices are all self-directed. Under the separate program, participants may elect to defer up to 25% of their base salary and 100% of their annual bonus. Investment choices under this program are similar to those choices provided under the Company’s 401(k) Plan, which consist of mutual funds.

Supplemental Executive Retirement Plans (“SERP”): The Company also maintains non-qualified deferred compensation plans, in the form of  SERPs. The SERPs do not allow for employee contributions. The Company funds the plans on behalf of certain eligible executives, on a discretionary basis. The Company’s SERPs’ value appreciates over time, depending on market conditions and the participants’ investment choices. Amounts deferred under the SERPs begin vesting after 3 years of service, from issuance, with the Company and become 60% vested after 9 years of service, 75% vested upon the participant retiring at age 60 or later and 100% vested if the employee dies while in the Company’s employment. Participants in the plans are covered by life insurance through a portion of the Company’s contribution to the plans, which goes to pay the premiums of the life insurance policies. (Refer to “All Other Compensation” in the Summary Compensation Table.)

Perquisites and Other Personal Benefits: The Company also provides the named executive officers with certain perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers, which include a car allowance for each named executive officer and a car and driver for Mr. Cole.   The Company also recommends that Mr. Cole use a charter aircraft for all personal travel for security reasons.

Employment, change in control and severance agreements: The Company provides employment agreements to certain named executive officers. Mr. Cole, Mr. Edelman, and Mr. Kubetz do not have employment agreements.

Richard S. Olicker joined the Company in January 2006 as President, Wholesale Division and Executive Vice President and entered into a letter agreement, dated January 3, 2006, with the Company, which provides that he is entitled to receive an annual salary of $500,000 and a target bonus award based on 50% of the actual base salary paid for the prior fiscal year. Mr. Olicker has the opportunity to receive a maximum bonus equal to an additional 50% based on earnings, determined by our Compensation Committee. The agreement also provided for an initial grant of 20,000 shares of restricted stock vesting over a four-year period. Other benefits and perquisites provided by the agreement include the eligibility to participate in the 401(k) plan, SERP plan, basic health, life, accidental death and business accident insurance as well as a monthly auto allowance. The agreement provides for severance in the event he is terminated by the Company without cause, which includes continuing bi-weekly payments of his base salary, and continued participation in the Company’s medical and life insurance program for a period of twelve months following termination. Mr. Olicker is also subject to a non-competitive requirement during the severance pay period.

Michael DeVirgilio signed a letter agreement with the Company to serve as Executive Vice President, Business Development dated March 31, 2006, which provides that Mr. DeVirgilio is entitled to receive an annual salary of $450,000 and a target bonus award of 50% of the actual base salary paid for the prior fiscal year. Mr. DeVirgilio has the opportunity to receive a maximum bonus equal to an additional 50% based on earnings as determined by the Compensation Committee. The agreement also provided for an initial grant of 20,000 shares of restricted stock vesting over a four-year period. Other benefits and perquisites provided by the Company include the eligibility to participate in the 401(k) plan, SERP plan, basic health, life, accidental death and business accident insurance as well as a monthly auto allowance. The agreement provides for severance in the event he is terminated by the Company without cause, which includes continuing bi-weekly payments of his base salary, and continued participation in the Company’s medical and life insurance for a period of six months following termination. Mr. DeVirgilio is also subject to a non-competitive clause during the severance pay period.

Tax Implications

Deductibility of Executive Compensation: The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. The Company’s annual bonus plan is designed to qualify under Section 162(m) and was approved by the Company’s shareholders in 2004. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements, but the Committee believes to be in the best interest of its shareholders in order to ensure competitive levels of total compensation for the named executive officers. All of the compensation paid to the named executive officers for 2006 will be fully deductible.

Non-qualified Deferred Compensation: On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and intends to amend the Company’s non-qualified deferred compensation plans to comply with this new law to the extent necessary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.
THE COMPENSATION COMMITTEE

Robert C. Grayson (Chairman)
Martin E. Franklin

Equity Compensation Plan Information

The Company had the following securities authorized for issuance under its equity compensation plan as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	2,118,885	$23.60	1,314,881 (1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1) In addition to options, warrants and rights, the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) also allows for the grant of restricted stock, and other equity-based awards. There are no limits on the number of these other types of awards that may be granted under the 2004 Plan, other than the general overall limit on the number of shares available for issuance pursuant to the 2004 Plan.

Compensation Committee Interlocks and Insider Participation

The Company’s Board approves compensation decisions recommended by the Compensation Committee. The Compensation Committee is composed of Mr. Grayson (Chairman) and Mr. Franklin, neither of whom served as an officer or employee during 2006. Kenneth D. Cole, an executive officer and director of the Company during 2006, participated in the Board’s deliberations regarding certain executive compensation matters.

Summary Compensation Table for Fiscal Year-End December 31, 2006

The following table sets forth the aggregate compensation awarded to, earned by the Company's named executive officers, for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (9)	All Other Compen -sation ($) (10) (11)	Total ($)

Kenneth D. Cole	2006	$1,000,000		$789,750	$759,140	$1,000,000	$297,555	$277,600 (1)	$4,124,045
Principal Executive Officer

David P. Edelman	2006	$405,719		$120,642	$60,446	$102,500	$26,550 (11)	$84,097 (2)	$799,954
Principal Financial Officer

Michael DeVirgilio	2006	$443,736		$143,848	$46,404	$112,500	$12,458 (11)	$65,769 (3)	$824,715
Executive Vice President

Harry Kubetz	2006	$407,277		$121,447	$30,936	$87,000	$35,861 (11)	$92,424 (4)	$774,945
Senior Vice President

Richard S. Olicker	2006	$480,769		$83,000	--	$125,000	--	$13,357 (5)	$702,126
Executive Vice President

______
(1)
Amount represents (a) $50,000 payment for life insurance policy; (b) $33,468 for use of a Company-owned automobile; (c) payments of $107,797 for security guard; and (d) $78,756 to provide the Company aircraft for Mr. Cole’s personal travel. Under Board Policy, for security reasons, the aircraft is made available to Mr. Cole for both business and personal travel.

(2)	Amount represents car allowance of $14,400; employer 401(k) match; SERP contributions of $65,000.
(3)	Amount represents car allowance of $12,000; employer 401(k) match; SERP contributions of $50,000.
(4)	Amount represents car allowance of $14,400; employer 401(k) match; SERP contributions of $71,978.
(5)	Amount represents car allowance of $11,742; employer 401(k) match.
(6)	Amounts paid for annual bonuses are included in the “Non-Equity Incentive Plan Compensation” column.
(7)
These amounts represent the compensation expense recognized in the Company’s 2006 consolidated financial statements under SFAS 123(R). This expense relates to restricted stock granted in 2006 and 2005. Please refer to Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2006 included in the Annual Report on Form 10-K for the assumptions used to calculate these amounts.

(8)
These amounts represent the compensation expense recognized in the Company’s 2006 consolidated financial statements under SFAS 123(R) related to stock options granted in prior years. No stock options have been awarded since 2004. Please refer to Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2006 included in the Annual Report on Form 10-K for the assumptions used to calculate these amounts.

(9)	Amounts represent earnings from Mr. Cole’s deferred compensation plan and the other named executive officer’s SERPs above the preferential market rate or 120% of the applicable federal long-term rate.
(10)	Includes dividends paid on restricted stock.
(11)
As noted above in the Compensation Discussion and Analysis, SERP contributions vest over time, with 30% vesting after three years of service, 50% vesting after six years of service and 75% vesting after nine years of service. SERP participants receive 100% vesting only upon death while still employed by the Company. This includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not fully vested, as well as certain non-compete covenants that must be met upon termination of employment.

Grants of Plan-Based Awards
For Fiscal Year-End
December 31, 2006

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth D. Cole	N/a	1,000,000	2,000,000	4,000,000
	5/17/2006				-	-	-	100,000	-	-	$2,490,000

David. P. Edelman	N/a	102,500	205,000	410,000
	5/17/2006				-	-	-	8,000	-	-	$199,200

Michael DeVirgilio	N/a	112,500	225,000	450,000
	5/17/2006				-	-	-	20,000	-	-	$498,000

Harry Kubetz	N/a	87,000	174,000	348,000
	5/17/2006				-	-	-	10,000	-	-	$249,000

Richard S. Olicker	N/a	125,000	250,000	500,000
	5/17/2006				-	-	-	20,000	-	-	$498,000

(1) Annual bonuses awarded under the Company’s non-equity incentive program are based on the named executive officers’ salary. The target amount was 40% to 50% of the named executive officers’ base salaries. Mr. Cole’s target amount was 200% of his base salary. The maximum payout is twice the amount of the named executive officers’ target bonus amount. Bonus awards are contingent on the achievement of threshold amounts and no amount is awarded if performance is not achieved. Annual bonus payments made to the named executive officers are disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” caption.

(2) Dividends are accrued throughout the vesting period of restricted stock and are paid out on vesting dates. Amounts paid out for dividends on restricted stock are included in ”All Other Compensation” for each named executive officer within the 2006 Summary Compensation Table. The dividend rate is the same as all other shareholders who receive dividends.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2006

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Vesting Dates	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units o f Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Dates
Kenneth D. Cole	4/8/1997	69,200	-	-	$12.8333		4/8/2007	-	-	-	-
	2/27/1998	112,500	-	-	$11.5833		2/27/2008	-	-	-	-
	3/31/1999	112,500	-	-	$16.6667		3/31/2009	-	-	-	-
	2/19/2000	150,000	-	-	$30.6667		2/19/2010	-	-	-	-
	3/30/2001	150,000	-	-	$24.2500		3/30/2011	-	-	-	-
	12/1/2001	150,000	-	-	$13.2500		12/1/2011	-	-	-	-
	2/5/2003	75,000	75,000	-	$23.8500	30,000 shares 2/5/2007 45,000 shares 2/5/2008	2/5/2013	-	-	-	-
	2/27/2003	50,000	50,000	-	$22.7500	20,000 shares 2/27/2007 30,000 shares 2/27/2008	2/27/2013	-	-	-	-
	8/2/2004	250,000	-	-	$32.0900		8/2/2014	-	-	-	-
	5/2/2005	-	-	-	-		-	37,500	$ 899,625	-	-	12,500 shares 5/2/2007 12,500 shares 5/2/2008 12,500 shares 5/2/2009
	5/17/2006	-	-	-	-		-	100,000	$ 2,399,000	-	-	25,000 shares 5/17/2007 25,000 shares 5/17/2008 50,000 shares 5/17/2009

David P. Edelman	7/1/1999	4,500	-	-	$18.5833		7/1/2009	-	-	-	-
	2/19/2000	7,500	-	-	$30.6667		2/19/2010	-	-	-	-
	3/30/2001	7,500	-	-	$24.2500		3/30/2011	-	-	-	-
	12/1/2001	5,000	-	-	$13.2500		12/1/2011	-	-	-	-
	2/5/2003	5,000	5,000	-	$23.8500	2,000 shares 2/5/2007 3,000 shares 2/5/2008	2/5/2013	-	-	-	-
	2/27/2003	5,000	5,000	-	$22.7500	2,000 shares 2/27/2007 3,000 shares 2/27/2008	2/27/2013	-	-	-	-
	5/2/2005	-	-	-	-		-	3,750	$ 89,963	-	-	1,250 shares 5/2/2007 1,250 shares 5/2/2008 1,250 shares 5/2/2009
	8/1/2005	-	-	-	-		-	1,667	$ 39,991	-	-	1,667 shares 8/1/2007
	5/17/2006	-	-	-	-		-	8,000	$ 191,920	-	-	2,000 shares 5/17/2007 2,000 shares 5/17/2008 4,000 shares 5/17/2009

Michael DeVirgilio	3/30/2001	3,000	-	-	$24.2500		3/30/2011	-	-	-	-
	12/1/2001	4,500	-	-	$13.2500		12/1/2011	-	-	-	-
	2/5/2003	-	7,500	-	$23.8500	3,000 shares 2/5/2007 4,500 shares 2/5/2008	2/5/2013	-	-	-	-
	5/2/2005	-	-	-	-		-	3,750	$ 89,963	-	-	1,250 shares 5/2/2007 1,250 shares 5/2/2008 1,250 shares 5/2/2009
	8/1/2005	-	-	-	-		-	1,333	$ 31,979	-	-	1,333 shares 8/1/2007
	5/17/2006	-	-	-	-		-	20,000	$ 479,800	-	-	4,000 shares 5/17/2007 4,000 shares 5/17/2008 4,000 shares 5/17/2009 8,000 shares 5/17/2010

Harry Kubetz	4/8/1997	7,500	-	-	$12.8333		4/8/2007	-	-	-	-
	2/27/1998	15,000	-	-	$11.5833		2/27/2008	-	-	-	-
	7/1/1999	7,500	-	-	$18.5833		7/1/2009	-	-	-	-
	2/19/2000	7,500	-	-	$30.6667		2/19/2010	-	-	-	-
	3/30/2001	7,500	-	-	$24.2500		3/30/2011	-	-	-	-
	12/1/2001	7,500	-	-	$13.2500		12/1/2011	-	-	-	-
	7/16/2002	3,500	1,500	-	$23.9500	1,500 shares 7/16/2007	7/16/2012	-	-	-	-
	2/5/2003	5,000	5,000	-	$23.8500	2,000 shares 2/5/2007 3,000 shares 2/5/2008	2/5/2013	-	-	-	-
	5/2/2005	-	-	-	-		-	3,000	$ 71,970	-	-	1,000 shares 5/2/2007 1,000 shares 5/2/2008 1,000 shares 5/2/2009
	8/1/2005	-	-	-	-		-	1,667	$ 39,991	-	-	1,667 shares 8/1/2007
	5/17/2006	-	-	-	-		-	10,000	$ 239,900	-	-	2,500 shares 5/17/2007 2,500 shares 5/17/2008 5,000 shares 5/17/2009

Richard S. Olicker	5/17/2006	-	-	-	-		-	20,000	$ 479,800	-	-	5,000 shares 5/17/2007 5,000 shares 5/17/2008 5,000 shares 5/17/2009 5,000 shares 5/17/2010

Option Exercises and Stock Vested
as of Fiscal Year-End December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth D. Cole	5,800	$63,807	12,801	$322,329
David P. Edelman	-	-	2,945	$72,339
Michael DeVirgilio	6,000	$56,480	2,612	$64,317
Harry Kubetz	15,000	$206,829	2,689	$65,893
Richard S. Olicker	-	-	-	-

Nonqualified Deferred Compensation
For Fiscal Year-End
December 31, 2006

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Kenneth D. Cole (7)	1,440,000 (1)	--	--	2,736,941	31,132,624 (3)
David P. Edelman (8)	--	65,000(2)	--	50,983	465,816 (4)
Michael DeVirgilio (8)	--	50,000 (2)	--	29,385	316,783 (5)
Harry Kubetz (8)	--	71,978(2)	--	65,366	566,317 (6)
Richard S. Olicker	--	--	--	--	--

(1)
Mr. Cole elected to defer his fiscal 2005 bonus goal award paid in 2006. Accordingly, $493,000 of Mr. Cole’s contributions in 2006 was included in the 2005 Summary Compensation Table. Mr. Cole also elected to defer $947,000 of his 2006 base salary, which is included in the 2006 Summary Compensation Table under the “Salary” caption.

(2)
This amount is included in the 2006 Summary Compensation Table under the “All Other Compensation” caption and related to contributions made to the SERP for this named executive officer. This includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not fully vested, as well as certain non-compete covenants that must be met upon termination of employment.

(3)	Contributions recorded in the Summary Compensation Table were $16,464,704 for 2005 and prior, excluding those noted in (1) above.
(4)	Contributions recorded in the Summary Compensation Table were $380,000 for 2005 and prior. Mr. Edelman is 50% vested in the SERP.
(5)	Contributions recorded in the Summary Compensation Table were $254,000 for 2005 and prior. Mr. DeVirgilio is 50% vested in the SERP.
(6)	Contributions recorded in the Summary Compensation Table were $431,866 for 2005 and prior. Mr. Kubetz is 50% vested in the SERP.
(7)
Mr. Cole does not participate in the SERP. However, he is a participant in the Company’s Non-qualified Executive Deferred Compensation Plan. The plan allows for up to 100% of his annual compensation and annual bonus and investments allocations are participant-directed. Currently, Mr. Cole has invested in mutual funds, equities, and hedge funds that are self-directed. Mr. Cole is the only employee in this plan at this time. Withdrawals from the plan are at retirement.

(8)
As noted above in the Compensation Discussion and Analysis, SERP contributions vest over time, with 30% vesting after three years of service, 50% vesting after six years of service and 75% vesting after nine years of service. SERP participants receive 100% vesting only upon death while still employed by the Company.

Potential Payouts upon Termination or Change in Control

As noted in the Compensation Discussion and Analysis above, the Company provides employment agreements to certain of the named executive officers, which provide for certain potential post-termination severance payments and change in control payments. These payments are described below. Mr. Cole, Mr. Edelman, and Mr. Kubetz do not have employment agreements with the Company

Mr. Olicker’s agreement provides for severance, in the event he is terminated by the Company without cause, which includes continuing bi-weekly payments of his base salary, medical and life insurance for a period of twelve months following termination and a non-competitive requirement during the severance pay period. In the event of a change of control of the Company, Mr. Olicker’s unvested stock options or restricted stock shall vest immediately.

Mr. DeVirgilio’s agreement provides for severance, in the event he is terminated by the Company without cause, which includes continuing bi-weekly payments of his base salary, medical and life insurance for a period of six months following termination with a non-competitive requirement during the severance pay period.

At December 31, 2006, if the named executive officers were terminated for cause, the amounts that would have been paid out would have been as follows: Mr. DeVirgilio -- $225,000 and Mr. Olicker -- $500,000. In the event of a change in control, Mr. Olicker would immediately vest in his restricted stock shares and receive $479,800.

Director Compensation

Directors who are also employees of the Company are not paid any fees or other remuneration, as such, for service on the Board or any of its Committees.

Each non-employee director receives a quarterly cash retainer. Beginning in the third quarter of 2006, the retainer increased from $6,250 to $8,750 per quarter. In addition, non-employee directors receive $1,000 (Chairman $1,500) for each regularly scheduled quarterly Board meeting, Audit Committee meeting, Corporate Governance/Nominating Committee and Compensation Committee meeting they attend. The Company’s 2004 Stock Incentive Plan provides that each non-employee director receives an automatic option grant at the inception of their service on the Board and annual grants thereafter as follows: (i) initial grant of an option to purchase 5,000 shares of Class A Common Stock upon agreeing to serve as a director, pro rated based upon the number of months remaining until the next annual meeting of shareholders and (ii) an annual grant of an option to purchase 5,000 shares of Class A Common Stock to be made at the first meeting of the Company’s Board following each annual meeting of the Company’s shareholders. All options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of one share of Class A Common Stock on the date of grant. These options expire ten years from the date of grant and vest in 50% increments on the first and second anniversaries of the date of grant. In addition, non-employee directors are reimbursed by the Company for all travel expenses related to meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Martin E. Franklin	$ 40,000	-	$ 46,423(2)	-	-	-	$ 86,423
Robert C. Grayson	$ 45,000	-	$ 77,883(2)	-	-	-	$ 122,883
Denis F. Kelly	$ 44,500	-	$ 77,883(2)	-	-	-	$ 122,383
Philip B. Miller	$ 25,250	-	-	-	-	-	$ 25,250
Philip R. Peller	$ 48,500	-	$ 56,308(2)	-	-	-	$ 104,808

(1)
Each non-employee director received stock options in 2006 with a grant-date fair value of $55,845 (5,000 shares). At December 31, 2006, the aggregate amount of stock options outstanding was as follows: Mr. Franklin - 9,167, Mr. Grayson - 57,500, Mr. Kelly - 57,500, Mr. Miller - 0, and Mr. Peller - 10,000. Mr. Miller resigned from the Company’s Board of Directors in July 2006.

(2)
These amounts represent the compensation expense recognized in the Company’s 2006 consolidated financial statements under SFAS 123(R). This expense relates to stock options granted in 2006, as well as options granted in prior years. Please refer to Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2006 included in the Annual Report on Form 10-K for the assumptions used to calculate these amounts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent registered public accounting firm and financial reporting procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and management’s assessment and overall effectiveness of internal controls over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm (including private sessions with the internal auditors and the independent registered public accounting firm.) Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and that internal controls over financial reporting were effective as of December 31, 2006. The Committee has reviewed and discussed the consolidated financial statements and management’s assessment and overall effectiveness of internal controls, with management and the independent registered public accounting firm.

The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees) (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties.) In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee and the independent registered public accounting firm have discussed their independence from the Company and its management, including the matters in those written disclosures. Additionally, the Committee considered the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services (as shown on page 23 of this Proxy Statement.) The independent registered public accounting firm provided audit and tax services during 2006. Any fees and costs incurred in connection with these services must be pre-approved by the Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Committee. When approving the retention of the independent registered public accounting firm for non-audit services, the Committee has to consider whether the retention of the independent registered public accounting firm to provide non-audit services is compatible with maintaining auditor independence.

The Committee also has discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors on February 21, 2007, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE
Philip R. Peller (Chairman)
Denis F. Kelly
Robert C. Grayson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

PROPOSAL TWO: AMENDMENT TO THE COMPANY’S  CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK BY 20 MILLION SHARES

On July 26, 2006, the Board recommended, subject to shareholder approval, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares. The Board concluded it is in the best interests of the Company and its shareholders to increase the number of shares of authorized stock to provide flexibility to issue or reserve additional Common Stock without the delay or expense of a special meeting of shareholders. Shares may be used for general purposes, including stock splits, stock dividends, acquisitions, stock purchase plan, potential commitments associated with the potential conversion of Class B Common Stock to Class A Common Stock, in addition to meeting the requirements of the Company’s 2004 Stock Incentive Plan. The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership, book value and voting rights of present shareholders.

The Board of Directors recommends a vote “FOR” Proposal Two: Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock by 20 million shares.

PROPOSAL THREE: SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

Subject to ratification by the shareholders, the Board has reappointed Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for 2007 and management’s assessment and overall effectiveness of internal controls over financial reporting. Fees for the last annual audit were $1,009,000 in addition to tax services of $90,000.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2006 and December 31, 2005, and management’s assessment and overall effectiveness of internal controls over financial reporting for the years ended December 31, 2006 and December 31, 2005, as well as fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2005

Audit fees:	$1,009,000	$1,125,000
Audit-related fees:	-	3,000
Tax fees:	90,000	126,000
All other fees:	-	-
Total:	$1,099,000	$1,254,000

The nature of services provided in each of the Categories listed above is described below:

Audit Fees - Includes fees for services rendered for the audits of the consolidated financial statements of the Company, management’s assessment and overall effectiveness of internal controls over financial reporting, quarterly reviews, statutory audits, and accounting consultations necessary to comply with the standards of the Public Company Accounting Oversight Board (United States);

Audit Related Fees - Includes fees for the use of the Ernst & Young LLP online research tool;
and,
Tax Fees - Includes fees for review of federal and state tax returns, tax compliance matters, assistance with tax audits and state and local tax planning.

The Audit Committee and Board of Directors unanimously recommend a vote “FOR” Proposal Three: Selection of Auditors.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2008 must be received by December 1, 2007 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Proposals of shareholders intended to be considered at the Annual Meeting of Shareholders in 2008, but not included in the Company’s Proxy Statement and form of proxy related to that meeting, must be received by February 1, 2008, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. Shareholder proposals should be directed to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Any such proposals will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

FORWARD-LOOKING STATEMENTS

These proxy materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in Item 1 of the Company’s Form 10-K for the year ended December 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

OTHER MATTERS

The Board does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached Notice, nor does the Board know of any matters that anyone else proposes to present for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy card, will vote or otherwise act thereon in accordance with their judgment on such matters.

Copies of the Company’s 2006 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement. The Company will provide to each shareholder, without charge and upon written request, a copy of the Company's Annual Report on Form 10-K. Any such written request should be directed to Kenneth Cole Productions, Inc., 400 Plaza Drive, Secaucus, New Jersey 07094, Attn: Investor Relations or by e-mail to investrelations@kennethcole.com. In addition, the Annual Report can be accessed on the Company’s website www.kennethcole.com.

By Order of the Board of Directors,

/s/ Michael F. Colosi
Michael F. Colosi
Secretary